SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2013

EXA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35584	04-3139906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Network Drive, Burlington, Massachusetts 01803

(Address of principal executive offices) (Zip Code)

(781) 564-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

The Compensation Committee of our Board of Directors has approved a Bonus Incentive Program (the “Program”) for fiscal year 2014, which ends on January 31, 2014, for Stephen Remondi, our Chief Executive Officer (CEO), and Edmond Furlong, our Chief Operating Officer and Chief Financial Officer (COO-CFO).

Under the terms of the Program, each participant was assigned a target bonus amount. The target bonus amount is allocated to two components as follows:

•	80% will be determined based on Company financial performance in fiscal year 2014; and

•	20% will be based upon the Compensation Committee’s evaluation of the participant’s individual performance during fiscal year 2014.

The target bonus amount, expressed below as a percentage of each of the participant’s base salary, represents the amount to be paid assuming 100% attainment of the Company financial performance targets and the Compensation Committee’s determination that the participant’s individual performance in fiscal year 2014 met the committee’s expectations. The range of the actual bonus amount awarded will be between zero and up to 150% of base salary, in the case of our CEO, or 135% of base salary, in the case of our COO-CFO, to the extent that actual performance varies from the targeted levels set forth in the Program.

The fiscal year 2014 target bonuses for the participants are as follows:

Name	Title	Target Bonus

Stephen A. Remondi	Chief Executive Officer and President	100% of base salary

Edmond L. Furlong	Chief Operating Officer and Chief Financial Officer	90% of base salary

The Company financial performance component of the bonus will be determined based on two equally weighted measures of our financial performance for fiscal year 2014:

•	Organic growth rate; and

•	Adjusted EBITDA.

For purposes of the Program, we define organic growth rate as our year-over-year revenue growth rate on a constant exchange rate basis, excluding the impact of acquisitions. We define Adjusted EBITDA as net income, excluding depreciation and amortization, interest expense, loss on extinguishment of debt, other income (expense), foreign exchange gain (loss), provision for income taxes and accruals for non-cash equity incentive payments, but includes accruals for cash incentive payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXA CORPORATION

By:	/s/ Edmond L. Furlong
Edmond L. Furlong
Chief Financial Officer

Date: October 1, 2013

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